EXHIBIT 99.1

United-Guardian Appoints New Board Member

HAUPPAUGE, N.Y., May 21, 2025 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG), a manufacturer of cosmetic ingredients, pharmaceuticals, medical lubricants and sexual wellness ingredients, announced today that the company’s Board of Directors has appointed Donna Vigilante, the company’s President, as its newest director. Ms. Vigilante has been with the company for more than 20 years. She has a Bachelor of Science degree in biochemistry with a minor in business from Stony Brook University. During her tenure with the company she has held several positions, including Vice President and Manager of the company’s R&D and microbiology departments. As R&D Manager she was responsible for overseeing the development of many of the company’s new products, including its growing line of natural cosmetic ingredients.

“I am extremely pleased and honored to be appointed to the company’s Board of Directors” stated Ms. Vigilante. “Along with the rest of the Company’s management team I am very excited about the new initiatives we are implementing, including some significant changes we are making in the global marketing and distribution of our cosmetic ingredients and renewed emphasis on increasing the sales of our medical and pharmaceutical products. I greatly appreciate the confidence the members of the Board have shown in me by appointing me to the Board, and I am excited about the company’s future.”

Contact:	Donna Vigilante
(631) 273-0900
dvigilante@u-g.com

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.